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                  ADVISORY AGREEMENT

ADVISORY AGREEMENT (the "Agreement") effective as of the 1st day of September, 1998 by and among Prudential-Bache Capital
Return Futures Fund 2, L.P., a Delaware limited partnership
(the "Partnership"), Prudential Securities Futures
Management Inc., a Delaware corporation (the "General
Partner") and Trendlogic Associates, Inc., a Delaware corporation (the "Advisor").

                  W I T N E S S E T H :

WHEREAS, the Partnership has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forwards and options contracts. Physical commodities also may be traded from time to time. The foregoing commodities related transactions are collectively referred to as "Commodities"; and

WHEREAS, the General Partner is authorized to utilize the services of one or more professional commodity trading advisors in connection with the Commodities trading activities of the Partnership; and

WHEREAS, the Partnership wishes to engage the Advisor as a commodity trading advisor to the Partnership to manage a portion of the assets previously managed by another trading advisor; and

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

WHEREAS, the Advisor's present business includes the management of Commodities accounts for its clients; and

WHEREAS, the Advisor is registered as a commodity trading advisor under the United States Commodity Exchange Act, as amended ("CE Act") and is a member of the National Futures
Association ("NFA") as a commodity trading advisor and will maintain such registration and membership for the term of this Agreement; and

WHEREAS, the Partnership and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement commodity advisory services in connection with the conduct by the Partnership of its Commodities trading activities during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.   Duties of the Advisor.

(a) Appointment. The Partnership hereby appoints the Advisor, and the Advisor hereby accepts appointment, as its attorney-in-fact to invest and reinvest in Commodities a portion of the Net Asset Value of the Partnership ("Allocated Assets") on the terms and conditions set forth herein, commencing on the date hereof. The precise definition of the term "Net Asset Value" shall be as defined in Exhibit A hereto. The Advisor's initial allocation shall be approximately five million. This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Advisor until terminated hereunder. To this end, the Advisor (i) agrees to act as a commodity trading advisor retained by the General Partner on behalf of the Partnership, and specifically, to

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exercise discretion with respect to the Allocated Assets, and which the General Partner may allocate to the Advisor in the future (with the Advisor's consent) upon the terms and conditions, and for the purposes, set forth in this Agreement and (ii) shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the Allocated Assets for the term of this Agreement pursuant to the trading methods, systems and strategies of its Financial-Metals Portfolio
(the Advisor's "Trading Approach") as such trading approach is described in the Advisor's Disclosure Document dated
January 20, 1998 attached hereto as Exhibit B (the
"Disclosure Document"), receipt of which is hereby acknowledged, subject to the Partnership's trading policies and limitations as set forth in Exhibit C, attached hereto, as the same may be modified or amended and provided in writing to the Advisor from time to time (the Partnership's
"Trading Policies and Limitations"). The General Partner and the Partnership acknowledge that the Advisor makes no guarantee of profits or of protection against loss, and that the Advisor's Commodities transactions hereunder are for the account and risk of the Partnership.

(b) Allocation of Responsibilities. The General Partner will have the responsibility for the management of that portion of the Partnership's Net Asset Value that is invested in United States Treasury bills or other investments approved by the Commodity Futures Trading Commission ("CFTC") for the investment of "customer" funds or are held in cash. The Advisor will use its good faith best efforts in determining the investment and reinvestment in Commodities of the Allocated Assets in compliance with the Trading Policies and Limitations, and in accordance with its Trading Approach. In the event that the General Partner shall, in its sole discretion, determine in good faith following consultation, if appropriate under the circumstances, with the Advisor that any trading instruction issued by

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the Advisor violates the Partnership's Trading
Policies and Limitations, then the General Partner, following reasonable notice appropriate under the circumstances to the Advisor, may override such trading instruction and the Advisor shall not be subject to liability for the results of any such action taken by the General Partner. Nothing herein shall be construed to prevent the General Partner from imposing any limitation(s) on the trading activities of the Partnership beyond those enumerated in Exhibit C hereto if the General Partner determines that such limitation(s) are necessary or in the best interests of the Partnership, in which case the Advisor will adhere to such limitations following written notification thereof.

(c)  Modification of Trading Approach.  In the event the
Advisor wishes to use a trading method or strategy other than or in addition to the Trading Approach in connection with trading for the Partnership (including without limitation the deletion of an agreed upon trading method or strategy or the addition of a trading method or strategy in addition to the then agreed upon Trading Approach), either in whole or in part, the Advisor may not do so unless it gives the General Partner prior written notice of its intention to utilize such different trading method or strategy, and the General Partner consents thereto in writing.

(d) Notification of Material Changes. The Advisor also agrees to give the Partnership prior written notice of any proposed material change in its Trading Approach, and agrees not to make any material change in such Trading Approach (as applied to the Partnership) over the objection of the General Partner, it being understood that the Advisor shall be free to institute non-material changes in its Trading Approach (as applied to the Partnership) without prior written notification. Without limiting the generality of the foregoing, refinements to the Advisor's Trading Approach, the addition or deletion of

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Commodities to or from
the Advisor's Trading Approach, and variations in the leverage principles and policies utilized by the Advisor shall not be deemed a material change in the Advisor's
Trading Approach, and prior approval of the General Partner shall not be required therefor. The Advisor agrees that it will discuss with the General Partner upon request, subject to adequate assurances of confidentiality, any trading methods or strategies used by it for trading customer accounts which differ from the Trading Approach which it uses for the Partnership.

(e) Request for Information. The Advisor agrees to provide the Partnership with any reasonable information concerning the Advisor that the Partnership may reasonably request, subject to receipt of adequate assurances of confidentiality by the Partnership, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which the Partnership reasonably deems to be material to the Partnership; the Advisor also shall notify the Partnership of any such matters the Advisor, in its reasonable judgment, believes may be material to the Partnership relating to the Advisor and its Trading Approach.

(f) Nondisclosure. Nothing contained in this Agreement shall require the Advisor to disclose what it deems to be proprietary or confidential information concerning any such trading methods or strategies, including but not limited to the Trading Approach or the identity of customers.

(g) Notice of Errors. The Advisor is responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Advisor's instructions. If the Advisor determines that an error

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was made in connection with
a trade or that a trade was made other than in accordance with the Advisor's instructions, the Advisor shall promptly notify the Partnership of this fact, and shall utilize its reasonable best efforts to cause the error or discrepancy to be corrected.

(h) Exculpation. The Advisor shall not be liable to the General Partner, its officers, directors, shareholders or employees, or any person who controls the General Partner, or the Partnership or its partners, or any of their respective successors or assigns under this Agreement, except by reason of the Advisor's (including any employee, director, officer or shareholder of the Advisor, or any persons who controls the Advisor) acts or omissions in material breach of this Agreement or due to its or their misconduct or negligence or by reason of not having acted in good faith in the reasonable belief that such actions or omissions were in the best interests of the Partnership; it being understood that all purchases and sales of Commodities shall be for the account and risk of the Partnership, and the Advisor shall not incur any liability for trading profits or losses resulting therefrom

2.   Indemnification.

(a) The Advisor and each officer, director, shareholder and employee of the Advisor shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses (including, without limitation, reasonable attorneys' fees) and amounts paid in settlement of any claims (collectively "Losses") sustained by the Advisor (i) in connection with any matter relating to the Partnership's Registration Statement No. 33-29039 or final prospectus, dated July 21, 1989, (the "Prospectus") including all amendments and supplements thereto, as well as any matters relating to the Partnership prior to the effective date of this Agreement, (ii) in connection with any acts or omissions of the Advisor relating to

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the Advisor's management of the Allocated Assets from and after the date of this Agreement, and (iii) as a result of a material breach of this Agreement by the Partnership or the General
Partner, provided that, with respect to (ii) (A) such Losses were not the direct result of negligence, misconduct or a material breach of this Agreement on the part of the Advisor, (B) the Advisor and its employees, officers, directors, shareholders, and each person controlling the Advisor acted (or omitted to act) in good faith and in a manner reasonably believed by it and them to be in the best interests of the Partnership, and (C) any such indemnification by the Partnership will only be recoverable from the assets of the Partnership.

(b) The Partnership shall be indemnified by the Advisor against any Losses sustained by the Partnership directly resulting from (i) the negligence or misconduct of, or a material breach of this Agreement by, the Advisor or its employees, officers, directors, shareholders, and each person controlling the Advisor or (ii) any action or omission to act of the Advisor or its employees, officers, directors, shareholders, and each person controlling the Advisor that was not taken in good faith or in a manner reasonably believed by it and them to be in the best interests of the Partnership.

(c)  No indemnification shall be permitted under this
Section 2 for amounts paid in settlement if either (A) the party claiming indemnification (the "Indemnitee") fails to notify the indemnifying party of the terms of any settlement proposed, at least fifteen (15) days before any amounts are paid or (B) the indemnifying party does not in its good faith business judgment approve the amount of the settlement within thirty (30) days of its receipt of notice of the proposed settlement. Notwithstanding the foregoing, the indemnifying party shall, at all times, have the right to offer to settle any matter with the approval of the

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Indemnitee (which approval shall not be withheld
unreasonably) and if the indemnifying party successfully negotiates a settlement and tenders payment therefor to the Indemnitee, the Indemnitee must either use its reasonable best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the indemnifying party to the Indemnitee shall be the amount of said proposed settlement. Any indemnification under this
Section 2, unless ordered by a court, shall be made by the indemnifying party only as authorized in the specific case and only upon a determination by mutually acceptable independent legal counsel in a written opinion that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth hereunder.

(d)  None of the provisions for indemnification in this
Section 2 shall be applicable with respect to default judgments or confessions of judgment entered into by an Indemnitee, with its knowledge, without the prior consent of the indemnifying party.

(e) In the event that an Indemnitee under this Section 2 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such Indemnitee shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(f) Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against an Indemnitee shall be paid in advance of the final disposition of such action, suit or proceeding if (i) the legal action, suit or

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proceeding, if sustained, would
entitle the Indemnitee to indemnification pursuant to the terms of this Section 2, and (ii) the Indemnitee undertakes to repay the advanced funds in cases in which the Indemnitee is not entitled to indemnification pursuant to the preceding paragraph, and (iii) in the case of advancement of expenses, the Indemnitee receives a written opinion of mutually acceptable independent legal counsel that advancing such expenses is proper in the circumstances.

3. Advisor Independence. The Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Partnership, the General Partner and Other Advisors, and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Partnership, the General Partner or any Other Advisor in any way or otherwise be deemed to be a general agent, joint venturer or partner of the Partnership, the General Partner or any Other Advisor, or in any way be responsible for the acts or omissions of the Partnership, the General Partner or any Other Advisor as long as it is acting independently of such person. The parties acknowledge that the Advisor has not been an organizer or promoter of the Partnership and has no responsibility and shall not be subject to liability in connection therewith.

Nothing herein contained shall be deemed to require the Partnership or the Advisor to take any action contrary to the Partnership's Agreement of Limited Partnership or Certificate of Limited Partnership, or the Advisor's By-Laws or Articles of Incorporation, respectively, or any applicable statute, regulation or rule of any exchange or self-regulatory organization.

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
The Partnership and the General Partner acknowledge that the Advisor's Trading Approach is its confidential property. Nothing in this Agreement shall require the Advisor to disclose the confidential or proprietary details of its Trading Approach. The Partnership and the General Partner further agree that they will keep confidential and will not disseminate the Advisor's trading advice to the Partnership, except as, and to the extent that, it may be determined by the General Partner to be (i) necessary for the monitoring of the business of the Partnership, including the performance of brokerage services by the Partnership's commodity broker(s), or (ii) expressly required by law or regulation.

4. Commodity Broker. All Commodities trades for the account of the Partnership shall be made through such commodity broker or brokers as the General Partner directs pursuant to such procedures as are mutually agreed upon.
The Advisor shall not have any authority or responsibility in selecting or supervising any broker for execution of Commodities trades of the Partnership or for negotiating commission rates to be charged therefor. The Advisor shall not be responsible for determining that any such bank or broker used in connection with any Commodities transactions meets the financial requirements or standards imposed by the Partnership's Trading Policies and Limitations. At the present time it is contemplated that the Partnership will effect all Commodities trades through Prudential Securities Incorporated ("Prudential Securities"); provided, however, that the Advisor may execute transactions at such other broker(s), and upon such terms and conditions, as the Advisor and the General Partner agree if such broker(s) agree to "give up" all such transactions to Prudential Securities for clearance and the General Partner's consent to the use of such other executing brokers shall not be unreasonably withheld. To the extent that the Partnership determines to utilize a broker or brokers other than Prudential Securities, it will

                          10
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consult with the Advisor
prior to directing it to utilize such broker(s), and will not retain the services of such broker(s) over the reasonable objection of the Advisor.

5. Fees. In consideration of and in compensation for the performance of the Advisor's services under this Agreement, the Advisor shall receive from the Partnership:

(a) A monthly management fee (the "Management Fee") equal to 1/6 of 1% (approximately 2% annually) of the Allocated Assets as of the last day of each calendar month. For purposes of determining such Management Fee, any distributions and redemptions allocable to the Advisor made as of the last day of such month shall be added back to the Net Asset Value and there shall be no reduction for (i) the accrued Management Fee being calculated, or (ii) any fees due the Advisor under paragraph (c) below accrued as of the last day of such month or (iii) any reallocation of assets as of the last day of such month, or (iv) any accrued but unpaid extraordinary expenses. The Management Fee for any month in which the Advisor manages all or any portion of the Allocated Assets for less than a full month shall be prorated, such proration to be calculated on the basis of the number of days in the month the Allocated Assets were under the Advisor's management as compared to the total number of days in such month.

(b)  For the purposes of calculating incentive fees under
Section 5, only the (i) management fee paid to the Advisor shall be deducted from the Allocated Assets, (ii) together with brokerage commissions attributable to the Advisor's trading activities, (iii) general administrative charges attributable to the Allocated Assets, and (iv) extraordinary expenses, if any, attributable to the Advisor.

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(c)  A quarterly Incentive Fee shall be paid to the Advisor of seventeen and one-half percent (17.5%) of New High Net Trading Profits (as hereinafter defined) achieved on the Allocated Assets, including realized and unrealized gains and losses thereon. New High Net Trading Profits for the Advisor shall be computed as of the close of trading on the last day of each calendar quarter. The first Incentive Fee which may be due and owing to the Advisor in respect of any New High Net Trading Profits shall be computed as of the end of the first calendar quarter during which the Advisor managed the Allocated Assets for at least 45 days. New High Net Trading Profits shall be computed solely on the performance of the Advisor and shall not include or be affected by the performance of any Other Advisor.

"New High Net Trading Profits" (for purposes of calculating the Advisor's Incentive Fee only) for each calendar quarter is defined as the excess (if any) of (A) the Allocated Assets, including realized and unrealized gains and losses thereon, as of the last day of the most recent calendar quarter, after deduction of Management Fees paid or payable in respect of such Allocated Assets as of the last day of such quarter but before deduction of Incentive Fees for such quarter, minus (B) the Allocated Assets, including realized and unrealized gains and losses thereon, as of the last day of the most recent preceding calendar quarter for which an Incentive Fee in respect of such Allocated Assets was earned (or the effective date of this Agreement, whichever date the Allocated Assets were greater), after deduction of Management Fees and Incentive Fees, paid or payable in respect of such Allocated Assets for such prior quarter. In computing New High Net Trading Profits, the difference between (A) and (B) in the preceding sentence shall be (i) decreased by (1) all additions to the Allocated Assets and reallocations of assets to the Advisor from Other Advisors

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between the dates referred to in (A) and (B) and (2) all
interest earned on the Allocated Assets between the dates referred to in (A) and (B), and (ii) increased by (1) the Advisor's Allocable Portion (as defined) of any distributions or redemptions paid or payable by the Partnership as of, or subsequent to, the date in (B) through the date in (A), (2) losses incurred between the dates referred to in (A) and (B), if any, associated with the Advisor's Allocable Portion of distributions or redemptions,
(3) any reallocations of assets away from the Advisor between the dates referred to in (A) and (B), and (4) extraordinary expenses not related to the Advisor from the date in (B) to the last day of the calendar quarter as of which the current Incentive Fee calculation is made. The term "extraordinary expenses" as used in this Agreement shall have the same meaning ascribed to it under Article X of the Partnership's Agreement of Limited Partnership. Initially, the Advisor's "Allocable Portion" of distributions and redemptions shall be an amount which bears the same ratio as the Net Asset Value of the Allocated Assets bears to the Partnership's Net Asset Value. The loss adjustment referred to in clause (ii)(2) and (3) above shall be calculated by determining any cumulative net trading loss being carried forward as of the date of such redemption or reallocation of assets away from the Advisor and multiplying this cumulative loss by a fraction, the numerator of which is the aggregate Net Asset Value of the Interests redeemed or the Net Asset Value of any reallocation of assets away from the Advisor at the end of such quarter and the denominator of which is the Net Asset Value of the Allocated Assets at the end of such quarter but before redemptions or reallocation of assets either to or from the Advisor. If any redemption or reallocation of assets away from the Advisor occurs as of any date which is not the end of a calendar quarter, and

                       13
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the Partnership's account has a cumulative loss, the above
calculation will be prepared and a loss carryforward adjustment will be made; to the extent that as of such date, New High Net Trading Profits have been achieved, the Advisor will receive an Incentive Fee thereon as if such redemption or reallocation of assets away from the Advisor occurred as of the end of a quarter. For purposes of calculating the first Incentive Fee payable to the Advisor the date referred to in (B) shall be the effective date of this Agreement.

(d) Timing of Payment. Monthly Management Fees and Quarterly Incentive Fees shall be paid within fifteen (15) business days following the end of the period for which they are payable. If an Incentive Fee shall have been paid by the Partnership to the Advisor in respect of any calendar quarter and the Advisor shall incur subsequent losses on the Allocated Assets the Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits.

(e) Neither the Advisor nor any of its employees shall receive any commissions, compensation, remuneration or payments whatsoever from any broker with which the Partnership carries an account for transactions executed in the Partnership's account.

6.   Term and Termination.

(a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated, shall continue in effect until the close of business on July 31, 1999. Thereafter, this Agreement shall be renewed automatically on the terms and conditions set forth herein for additional successive twelve (12) month terms, each of which shall commence

                          14
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on the first day of the month subsequent to the conclusion of the preceding twelve (12) month term, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this
Section 6. The automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any reallocation of Partnership's Net Asset Value away from the Advisor pursuant to Section 7 of this Agreement, or (ii) the retention of Other Advisors following a reallocation, or otherwise.

(b) Automatic Termination. This Agreement shall terminate automatically in the event that the Partnership is terminated. This Agreement shall terminate automatically with respect to the Advisor, upon notice from the General Partner, without affecting the continuation of this Agreement with any Other Advisor in the event that the Advisor's allocable percentage of the Partnership's Net Asset Value at the close of trading on any business day is equal to or less than the Termination Amount. The "Termination Amount" shall be an amount equal to 66-2/3% of the Allocated Assets on the date it commences Commodities trading activities for the Partnership, or the first day of any calendar year, whichever day the Net Asset Value allocated to the Advisor is higher, in either case, as adjusted on an ongoing basis by the percentage decline(s) or increases in that portion of the Partnership's Net Asset Value allocated to the Advisor's management caused by distributions, redemptions and permitted reallocations, and new allocations to the Advisor covered by reallocations away from other trading advisors, respectively. Each redemption and distribution of funds shall have the effect of reducing the Termination Amount by an amount equal to the portion of such redemption or distribution allocable to the Advisor. Reallocations of funds away from the Advisor shall reduce the Termination Amount dollar for dollar.

                           15
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(c)  Optional Termination Right of Partnership.  This
Agreement may be terminated at any time in the sole discretion of the General Partner upon at least one business day prior written notice to the Advisor. The General
Partner will use its best efforts to cause any such termination to occur as of a month-end.

(d) Optional Termination Right of Advisor. The Advisor shall have the right to terminate this Agreement (1) upon written notice to the General Partner at least thirty (30) days' prior to the end of this Agreement; and (2) upon thirty (30) days' prior written notice to the General Partner in the event (i) of the receipt by the Advisor of an opinion of independent counsel satisfactory to the Advisor and the Partnership that by reason of the Advisor's activities with respect to the Partnership, the Advisor is required to register as an investment adviser under the Investment Advisers Act of 1940; (ii) that the registration of the General Partner as a commodity pool operator under the CE Act, or its NFA membership as a commodity pool operator is revoked, suspended, terminated or not renewed;
(iii) the General Partner imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Advisor does not agree to follow in its management of the Partnership's Net Asset Value or the General Partner overrides a trading instruction of the Advisor; (iv) if the Allocated Assets decreases, for any reason other than trading losses, to less than $1,000,000; (v) the General Partner elects (pursuant to Section 1 of this Agreement) to have the Advisor use a different Trading Approach in the Advisor's management of Partnership assets from that which the Advisor is then using to manage such assets and the Advisor objects to using such different Trading Approach;
(vi) there is an unauthorized assignment of this Agreement by the Partnership or the General Partner; or (vii) other good cause is shown and the written consent of the General Partner is obtained (which shall not be withheld unreasonably).

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(e)  In the event that this Agreement is terminated pursuant to subparagraphs (b), (c) or (d) of this Section 6, the Advisor shall be entitled to, and the Partnership shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (A) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had its portion of the Partnership's Net Asset Value under management, and (B) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination of this Agreement shall survive this Agreement until satisfied.

7. Initial Allocation, Additional Allocations, and Reallocations. Initially, the Allocated Assets will equal approximately five million in cash, as of the effective date of this Agreement. Thereafter, subject to Section 11(a) below, the Partnership may (i) allocate additional capital to the Advisor, (ii) reallocate capital away from the Advisor to one or more commodity trading advisors ("Other Advisor(s)"), or (iii) allocate additional capital to an Other Advisor. If the Partnership allocates additional capital to the Advisor or reallocates capital away from the Advisor, the Partnership will give the Advisor written notice of such changes and the amount of the then current Allocated Assets once the change has been effected.

8.   Liquidation of Positions.

The Advisor agrees to liquidate open positions in the amount that the General Partner informs the Advisor, in writing via facsimile transmission or other equivalent means, that the General Partner considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 6 or 7, respectively, or
(ii) fund its pro rata share of any redemption, distribution or Partnership expense. The General Partner shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in
Section 1 hereof. The General Partner shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least three (3) business days' prior notice. In the event that losses incurred by the Advisor exceed the assets allocated to the Advisor, the General Partner will withdraw the funds necessary to cover such excess losses pro rata from the assets under the management of all Other Advisors.

9.   Other Accounts of the Advisor.

(a) Subject to paragraph (b) of this Section 9, the Advisor shall be free to manage and trade accounts for other investors (including other public and private commodity pools) during the term of this Agreement and to use the same or other information and Trading Approach utilized in the performance of services for the Partnership for such other accounts so long as the Advisor's ability to carry out its obligations and duties to the Partnership pursuant to this Agreement is not materially impaired thereby. In addition, the Advisor and its employees, as applicable, also will be permitted to trade in Commodities for their own accounts, so long as the Advisor's ability to carry out its obligations and duties to the Partnership is not materially impaired thereby.

(b) Furthermore, so long as the Advisor is performing services for the Partnership, it agrees that it will not accept additional capital for management in the Commodities markets if doing so would have a reasonable likelihood of resulting in the

Advisor having to modify materially its
agreed upon Trading Approach being used for the Partnership in a manner which might reasonably be expected to have a material adverse effect on the Partnership (without limiting the generality of the foregoing, it is understood that this paragraph shall not prohibit the acceptance of additional capital, which acceptance requires only routine adjustments to trading patterns in order to comply with speculative position limits or daily trading limits).

(c) The Advisor agrees, in its management of accounts other than the account of the Partnership, that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its employees or affiliates (in whole or in part) over the Partnership. The preceding sentence shall not be interpreted to preclude inter alia (i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof, which is undertaken by the Advisor in good faith in order to accommodate additional accounts. The Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the General Partner with an explanation of the differences, if any, in performance between the Partnership and any other similar account pursuant to the same Trading Approach for which the Advisor or any of its affiliates acts as a commodity trading advisor (in whole or in part).

(d) Upon reasonable notice from the General Partner, the Advisor shall permit the General Partner to review at the Advisor's offices during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Partnership has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts managed by the Advisor, which the parties acknowledge to mean that the General Partner may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Advisor as it reasonably may request related to such other accounts during normal business hours. The Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, the Partnership and the General Partner shall keep all such information obtained by it from the Advisor confidential.

10. Speculative Position Limits. If, at any time during the term of this Agreement, it appears to the Advisor that it may be required to aggregate the Partnership's Commodities positions with the positions of any other accounts it owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body, or governmental authority, the Advisor promptly will notify the General Partner if the Partnership's positions are included in an aggregate amount which equals or exceeds one hundred percent (100%) of the applicable speculative limit. The Advisor agrees that, if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify its trading instructions to the Partnership and its other accounts in a good faith effort to achieve an equitable treatment of all accounts. The Advisor presently believes that its Trading Approach for the management of the Partnership's account can be implemented for the benefit of the Partnership notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

11.  Redemptions, Distributions and Reallocations.

(a) The General Partner agrees to give the Advisor at least three (3) business days' prior notice of any proposed redemptions, distributions or reallocations.

(b) Redemptions and distributions shall be charged against the various Partnership accounts managed by its trading advisors, including the Advisor, in such proportions as the General Partner, in its discretion, determines to be in the Partnership's best interests.

12. Brokerage Confirmations and Reports. The General Partner will instruct the Partnership's commodity broker or brokers to furnish the Advisor with copies of all trade confirmations, daily equity runs, and monthly trading statements relating to the Partnership's assets under the management of the Advisor. The Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that except as provided in
Section 1(g) hereof, the Advisor shall not be responsible for any brokerage errors. The General Partner also will furnish the Advisor with a copy of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the limited partners, the Securities and Exchange Commission ("SEC"), the CFTC and the NFA. The Advisor shall, at the General Partner's request, provide the General Partner with copies of all trade confirmations, daily equity runs, monthly trading reports or other reports sent to the Advisor by the Partnership's commodity broker regarding the Partnership, and in the Advisor's possession or control, as the General Partner deems appropriate, if the General Partner cannot obtain such copies on its own behalf. Upon request, the General Partner will provide the Advisor with accurate information with respect to the Partnership's then current Net Asset Value and Net Asset Value per Unit.

13.  The Advisor's Representations and Warranties.  The
Advisor represents and warrants that:

(a) It has full corporate capacity and authority to enter into this Agreement, and to provide the services required of it hereunder;

(b) On the date hereof, it is, and during the term of this Agreement, it will be a duly formed and validly existing corporation, in good standing under the laws of the State of Delaware, and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement;

(c) It will not by entering into this Agreement and by acting as a commodity trading advisor to the Partnership, (i) be required to take any action contrary to its incorporating documents, any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

(d) It is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a commodity trading advisor and it will maintain and renew such registration and membership during the term of this Agreement, and has complied, and will continue to comply, with all laws, rules and regulations having application to its business, including but not limited to rules and regulations promulgated by the CFTC and NFA;

(e)  A copy of its most recent Commodity Trading Advisor
Disclosure Document, as required by Part 4 of the CFTC's regulations, has been provided to the Partnership in the form of Exhibit B hereto and, except as disclosed in such Disclosure Document, all information in such Disclosure
Document (including, but not limited to, background, performance, trading methods and trading systems) is true, complete and accurate in all material respects and is in conformity in all material respects with the provisions of the CE Act including the rules and regulations thereunder;
The Allocated Assets should not, in the reasonable judgment of the Advisor, result in the Advisor being required to alter its Trading Approach to a degree which would be expected to have a material adverse effect on the Partnership;

(g) Neither the Advisor nor its stockholders, directors, officers, employees, agents, principals or affiliates, nor any of its or their respective successors or assigns: (i) shall knowingly or deliberately use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the limited partners of the Partnership; nor (ii) shall solicit any person it or they know is a limited partner of the Partnership for the purpose of soliciting commodity business from such limited partner, unless such limited partner shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced or referred to the Advisor by an unaffiliated agent other than in violation of clause (i);

(h) This Agreement has been duly and validly executed and delivered and is a valid and binding agreement, enforceable against it in accordance with its terms;

(i) There is not pending, or to the best of its knowledge, threatened or contemplated, any action, suit or proceeding before any court or arbitration panel, or before or by any governmental, administrative or self-regulatory body, to which the Advisor or its stockholders, directors, officers, employees, agents, principals or affiliates is a party, or to which any of its assets is subject, which might reasonably be expected to result in any material adverse change in the condition of the Advisor (financial or otherwise), business or prospects or reasonably might be expected to affect adversely in any material respect any of the Advisor's assets or which reasonably might be expected to (A) materially impair the Advisor's ability to discharge its obligations to the Partnership, or (B) result in a matter which would require disclosure in its Disclosure
Document which has not been so disclosed; and the Advisor has not received any notice of an investigation by (i) the NFA regarding noncompliance with NFA rules or the CE Act,
(ii) the CFTC regarding noncompliance with the CE Act, or the rules and regulations thereunder, or (iii) any exchange regarding noncompliance with the rules of such exchange, which investigation reasonably might be expected to (1) materially impair its ability to discharge its obligations to the Partnership, or (2) result in a matter which would require disclosure in its Disclosure Document which has not been so disclosed;

(j) The Advisor is taking immediate action to identify any of its computer systems that are year 2000 vulnerable. If such systems are identified that negatively affect the Advisor's services, it will take immediate action to update those systems.; and

(k) The Advisor foresees no problem in accepting and processing data related to the Euro. If unanticipated difficulties arise, the Advisor will notify the Trust in a timely manner.

The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the Advisor promptly will notify the Partnership in writing thereof.

14.  The General Partner's Representations and Warranties.
The General Partner represents and warrants on behalf of the Partnership and itself that:

(a) It has full corporate and other capacity and authority to enter into this Agreement;

(b) It will not, by acting as general partner to the Partnership or by entering into this Agreement, (i) be required to take any action contrary to its incorporating or partnership documents or any applicable statute, law or regulation of any jurisdiction, or (ii) breach or cause to be breached (A) any undertaking, agreement, contract, statute, rule, regulation, to which it or the Partnership is a party or by which it or the Partnership is bound or (B) any order of any court or governmental or regulatory agency having jurisdiction over the Partnership or the General
Partner, which in the case of (i) or (ii) would materially limit or materially adversely affect the performance of its or the Partnership's duties under this Agreement;

(c) The Partnership and the General Partner have obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to act as described in the Partnership's
Registration Statement and Prospectus, including, without limitation, registration as a commodity pool operator under the CE Act and membership as a commodity pool operator in the NFA. The General Partner will maintain and renew the foregoing registrations, licenses, memberships and approvals, as appropriate, during the term of this Agreement;

(d) The Partnership and the General Partner have complied, and will continue to comply, with all laws, rules and regulations having application to its or their business, including but not limited to rules and regulations promulgated by the CFTC and NFA, and there are no actions, suits or proceedings pending or, to the best of the knowledge of the Partnership or the General Partner, threatened against it or them, at law or in equity or before or by any federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, or by any commodity or security exchange worldwide in which an adverse decision would materially and adversely affect the ability of the Partnership or the General Partner to comply with, and perform their obligations under, this Agreement;

(e) This Agreement has been duly and validly authorized, executed and delivered, and is a valid and binding agreement, enforceable against each of them, in accordance with its terms;

(f) On the date hereof, it is, and during the term of this Agreement, it will be (i) in the case of the Partnership, a duly formed and validly existing limited partnership, and
(ii) in the case of the General Partner, a duly formed and validly existing corporation, in each case, in good standing under the laws of the State of Delaware, and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement;

(g) All authorizations, consents or orders of any court, or of any federal, state or other governmental or regulatory agency or body required for the valid authorization, issuance, offer and sale of the Partnership's Units were obtained, and, to the best of its knowledge, after due inquiry no order preventing or suspending the use of the Prospectus with respect to the Units was issued by the SEC, the CFTC or the NFA. The Partnership's Registration
Statement and Prospectus contained all statements which were required to be made therein, conformed in all material respects with the requirements of the Securities Act of 1933, as amended and the CE Act, and the rules and regulations of the SEC and the CFTC, respectively, thereunder, and with the rules of the NFA, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (with respect to the Prospectus, in light of the circumstances in which they were made) not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to the General
Partner, the Partnership or to Prudential Securities by or on behalf of the Advisor specifically for use in the Registration Statement or Prospectus, supplement thereto, or monthly report; and

(h) The Partnership's offering of its Units has terminated and there are not currently, and will not be in the future, any offering materials in use by the Partnership or the General Partner in connection with the offer or sale of Units in the Partnership.

The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the General Partner promptly will notify the Advisor in writing.

15. Assignment. This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto.

16. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms "successors" and "assigns" shall not include any purchasers, as such, of Units.

17. Amendment or Modification. This Agreement may not be amended or modified except by the written consent of the parties hereto.

18. Notices. Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally, by registered mail, postage prepaid, return receipt requested, or by facsimile transmission, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the General Partner:            If to the Partnership:

Prudential Securities Futures         Prudential-Bache Capital Return
  Management Inc.                     Futures Fund 2, L.P.
One New York Plaza, 14th floor        c/o Prudential Securities Futures
                                      Management Inc.
New York, New York 10292-2585         One New York Plaza, 14th floor
Attention:  Eleanor L. Thomas         New York, New York 10292-2585
Facsimile:  (212) 778-3694            Attention: Eleanor L. Thomas
                                      Facsimile:  (212) 778-3694

and in either case with a copy to:

Prudential Securities Incorporated
One New York Plaza, 14th Floor
New York, New York 10292-2585
Attention:  Eleanor L. Thomas
Facsimile:  (212) 778-3694

and, with respect to legal notices, a copy to:

Rosenman & Colin LLP
575 Madison Avenue
New York, New York 10022
Attention:  Fred M. Santo, Esq.
Facsimile:  (212) 940-8720

If to the Advisor:

Trendlogic Associates, Inc.
One Fawcett Place
Greenwich, Connecticut 06830
Attention:  Richard Semels
Facsimile: 203-629-4725

and, with respect to legal notices, a copy to:

Dorsey & Whitney LLP
250 Park Avenue
New York, New York 10177
Attention:  Michael F. Griffin, Esq.
Facsimile:  (212) 953-7201

19. Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.

20. Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

21. Disclosure Document Modifications. The Advisor shall promptly furnish the General Partner with a copy of all modifications to its Disclosure Document when available for distribution. Upon receipt of any modified Disclosure
Document by the General Partner, the General Partner will provide the Advisor with an acknowledgement of receipt thereof.

22. Promotional Literature. The parties agree that prior to using any promotional or other material in which reference to the other parties hereto is made (including reports to clients), they shall furnish a copy of such information to the other parties and will not make use of any literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

23. No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

24. Headings. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

25. Complete Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned.

PRUDENTIAL-BACHE CAPITAL               PRUDENTIAL SECURITIES FUTURES
 RETURN FUTURES FUND 2, L.P.             MANAGEMENT INC.

By: PRUDENTIAL SECURITIES FUTURES      By: /s/ Guy S. Scarpaci
MANAGEMENT INC.,                          --------------------------
                                           Guy S. Scarpaci, Director
By: /s/ Eleanor L. Thomas
   ---------------------------------
   Eleanor L. Thomas, Vice-President

TRENDLOGIC ASSOCIATES, INC.

By: /s/ I. Richard Semels
   ------------------------------
   I. Richard Semels, President

                          32
PAGE

                        EXHIBIT A

"Net Asset Value" of the Partnership's assets includes, but is not limited to, all cash and cash equivalents (valued at cost plus accrued interest and amortization of original issue discount) less total liabilities, of the Partnership, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting ("GAAP"), including, but not limited to, the extent specifically set forth below:

(a) Net Asset Value shall include any unrealized profit or loss on open Commodities Positions, and any other credit or debit accruing to the Partnership but unpaid or not received by the Partnership.

(b) All open commodity futures contracts and options traded on a United States exchange are calculated at their then current market value, which shall be based upon the settlement price for that particular commodity futures contract and option traded on the applicable United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a United States exchange could not be liquidated on such day, due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open commodity futures contracts and options traded on a non-United States exchange shall be based upon the liquidating value for that particular commodity futures contract and option traded on the applicable non-United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a non-United States exchange could not be liquidated on such day, due to the operation of rules of the exchange upon which that position is traded or otherwise, the liquidating value on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open forward contracts entered into by the Partnership shall be the mean between the last bid and last asked prices quoted by the bank or financial institution which is a party to the contract on the date with respect to which Net Asset Value is being determined; provided, that if such quotations are not available on such date, the mean between the last bid and asked prices on the first subsequent day on which such quotations are available shall be the basis for determining the market value of such forward contract for such day. The General Partner may in its discretion value any assets of the Partnership pursuant to such other principles as it may deem fair and equitable.

(c) Interest earned on the Partnership's commodity brokerage account shall be accrued at least monthly; and

(d)  The amount of any distribution made pursuant to Article
VIII of the Partnership's Partnership Agreement shall be a liability of the Partnership from the day when the distribution is declared until it is paid.

                       EXHIBIT B

                  DISCLOSURE DOCUMENT
                           OF
               TRENDLOGIC ASSOCIATES, INC.

          A Delaware corporation registered under
          the Commodity Exchange Act, as amended,
             as a commodity trading advisor.

                  One Fawcett Place
             Greenwich, Connecticut 06830
                   (203) 625-4809

                   January 20, 1998

                      EXHIBIT C

                 Trading Limitations

The Partnership will not: (i) engage in pyramiding its Commodities positions (i.e., the use of unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related commodity), but may take into account open trading equity on existing positions in determining generally whether to acquire additional Commodities positions; (ii) borrow or loan money (except with respect to the initiation or maintenance of the Partnership's Commodities positions or obtaining lines of credit for the trading of forward contracts; provided, however, that the Partnership is prohibited from incurring any indebtedness on a non-recourse basis); (iii) permit rebates or give-ups to be received by the General Partner or its affiliates, or permit the General Partner or any affiliate to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition; (iv) permit the Advisor to share in any portion of the commodity brokerage fees paid by the Partnership; (v) commingle its assets, except as permitted by law; or (vi) permit the churning of its commodity accounts.

The Partnership will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed.

Trading Policies

Subject to the foregoing limitations, the Advisor has agreed to abide by the trading policies of the Partnership, which currently are as follows:

(1) Partnership funds will generally be invested in futures, forward and option contracts which are traded in sufficient volume to permit taking and liquidating positions.

(2) Stop or limit orders may, in the Advisor's discretion, be given with respect to initiating or liquidating positions in order to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that Prudential Securities will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

(3) The Advisor generally will not initiate an open position in a futures contract (other than a cash settlement contract) during any delivery month in that contract, except when required by exchange rules, law or exigent market circumstances. This policy does not apply to forward and cash market transactions.

(4) The Partnership may occasionally make or accept delivery of a commodity, including, without limitation, currencies.

(5) The Partnership will, from time to time, employ trading techniques such as spreads, straddles and conversions.

(6) The Advisor will not initiate open positions which would result in net long or short positions requiring margin or premium for outstanding positions in excess of 15% of the Allocated Assets for any one commodity, or in excess of 66 2/3% of the Allocated Assets for all Commodities combined.

(7) To the extent the Advisors causes the Partnership to engage in transactions in foreign currency forward contracts other than with or through Prudential Securities or its affiliates, the Partnership will only engage in such transactions with or through a bank which as of the end of its last fiscal year had an aggregate balance in its capital, surplus and related accounts of at least $100,000,000, as shown by its published financial statements for such year, and through other broker-dealer firms with an aggregate balance in its capital, surplus and related accounts of at least $50,000,000.

The General Partner will be responsible for the management of non-Commodities assets, with the assistance of Prudential Securities or other affiliates. At least 75% of the Partnership's Net Asset Value will be maintained in interest-bearing U.S. Treasury obligations (primarily U.S. Treasury bills), a significant portion of which will be utilized for margin purposes (to the extent practicable) for the Partnership's Commodities positions. All interest earned on such funds will be paid to the Partnership. The balance of the Partnership's Net Asset Value will be held in cash (to avoid the daily buying and selling of interest-bearing obligations and to pay ongoing expenses).